Exhibit 99.1


  Pacific Energy Partners, L.P. Announces Cash Distribution Increase
              and Closing of EPTC Facilities Acquisition

    LONG BEACH, Calif.--(BUSINESS WIRE)--July 31, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) announced the closing today of the acquisition of Southern California Edison Company's Edison Pipeline and Terminal Company ("EPTC") assets by Pacific Terminals LLC, a wholly-owned subsidiary of Pacific Energy Partners, L.P.
    Irvin Toole, Jr., President and CEO of the Partnership's general partner, said, "We are extremely pleased to close this strategic acquisition. These high quality assets add a substantial petroleum storage and terminaling system to our West Coast operations. The assets are complementary to our existing pipeline assets in the Los Angeles Basin and will enhance our ability to serve the needs of our Los Angeles customer base. The assets will provide the opportunity for the Partnership to participate in the rapidly growing crude oil import market. The storage facilities are also well positioned to serve local refiners who desire additional crude oil and feedstock storage to augment their refining and processing requirements."
    Mr. Toole continued, "As we have indicated previously, we expect this acquisition to be accretive to both net income and distributable cash flow. Although the current market for storage of gas oils has weakened in relation to the market earlier in the year, based on discussions with our customers, we see a strengthening of this market during the fourth quarter of 2003. As a result of the additional income associated with this acquisition, we expect to increase our third quarter cash distribution, payable in mid-November 2003, from the current $0.4625 per unit to $0.4875 per unit, an increase of $0.025 per unit, or 5.4%. The indicated annual rate would be $1.95 per unit compared to $1.85 per unit currently. In addition, we are increasing our guidance for net income per unit for the full year 2003 to be in the range of $1.15 to $1.25 per unit. We are forecasting net income for third quarter 2003 to be in the range of $0.28 to $0.32 per unit."
    The acquired assets consist of 119 miles of distribution pipelines and 34 storage tanks with a total of approximately 9.4 million barrels of storage capacity, of which approximately 6.7 million barrels are in active commercial service. Approximately 2.1 million barrels of storage that is currently idle could be brought into commercial service after reconditioning based on market requirements. The facilities specialize in the storage and distribution of crude oil and other dark products and serve major refineries, pipelines, and marine terminals in the Los Angeles basin.
    The purchase price of these assets is $158.2 million, plus approximately $9 million of post-closing adjustments for the value of displacement oil, warehouse inventory, certain pre-closing capital expenditures and other costs. In addition, transaction costs and assumed liabilities total an estimated $3 million. Approximately 40% of the purchase price will be allocated to land, with the balance being allocated to depreciable tanks, pipelines and equipment. The Partnership initially financed this acquisition with proceeds from its $200 million revolving credit facility. In the second half of 2003, the Partnership anticipates repaying a portion of this borrowing with proceeds from the issuance of additional common units.
    Pacific Energy Partners, L.P., a Delaware limited partnership headquartered in Long Beach, California, owns and operates crude oil midstream assets in California and the Rocky Mountain region with over 3,000 miles of pipelines and 13.6 million barrels of storage capacity. The Partnership is engaged in gathering, blending, transporting, storing, marketing and distributing crude oil. The Partnership generates revenues primarily by charging tariff rates for transporting crude oil through its pipelines and now, as a result of this acquisition, fee revenues from its storage and distribution operations.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. The forward-looking statements involve risks and uncertainties that may affect the Partnership's operations, financial performance and other factors discussed in its filings with the Securities and Exchange Commission ("SEC"). Among the factors that could cause results to differ materially are those risks discussed in the Partnership's SEC filings including our Annual Report on Form 10-K for the year ended December 31, 2002.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Fax: 562-728-2881